As filed with the Securities and Exchange Commission on September 3, 2021

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO
Form S-8 Registration Statement No. 333-64004
Form S-8 Registration Statement No. 333-116945
Form S-8 Registration Statement No. 333-222555
Under The Securities Act of 1933

EXFO, INC.
 (Exact name of registrant as specified in its charter)

Canada	98-0131231
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

400 Godin Avenue
Quebec City, Quebec, Canada, G1M 2K2
(Address of principal executive offices)

SHARE PLAN
STOCK OPTION PLAN
DIRECTORS’ COMPENSATION PLAN
RESTRICTED STOCK AWARD PLAN
STOCK OPTION PLAN
EXFO INC. LONG-TERM INCENTIVE PLAN
EXFO INC. DEFERRED SHARE UNIT PLAN FOR THE MEMBERS OF THE BOARD OF DIRECTORS
(Full Title of the Plans)

CT Corporation System 111 Eighth Avenue New York, New York 10011 (Name and address of agent for service)	(212) 894-8940 (Telephone number, including area code, of agent for service)

400 Godin Avenue
Quebec City, Quebec, Canada, G1M 2K2
(Address of principal executive offices)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one):

Large Accelerated filer	☐	Accelerated filer ☒

Non-Accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

TERMINATION OF REGISTRATION

EXFO, Inc. (the “Company” or “EXFO”) is filing this Post-Effective Amendment No. 1 (this “Amendment”) to the Registration Statements on Form S-8 (“Registration Statements”). This Amendment is being filed to withdraw and remove from registration the unissued and unsold subordinate voting shares, without par value, of the Company (the “Subordinate Voting Shares”), issuable by the Company pursuant to various employee share purchase and incentive plans, as amended, previously registered by the Company pursuant to the following registration statements:

•	Registration Statement on Form S-8 (Registration No. 333-64004) filed with the Securities and Exchange Commission on June 28, 2001;

•	Registration Statement on Form S-8 (Registration No. 333-116945) filed with the Securities and Exchange Commission on June 29, 2004; and

•	Registration Statement on Form S-8 (Registration No. 333-222555) filed with the Securities and Exchange Commission on January 16, 2018.

EXFO entered into an arrangement agreement (the “Plan of Arrangement”) among EXFO, 11172239 Canada Inc. (“Purchaser”) and G. Lamonde Investissements Financiers Inc., dated as of June 7, 2021 (as amended by the Amending Agreement dated July 6, 2021, the Second Amending Agreement dated July 12, 2021, and the Third Amending Agreement dated August 9, 2021 (the “Arrangement Agreements”)) pursuant to which Purchaser acquired all of the outstanding Subordinate Voting Shares not already owned, directly or indirectly, by G. Lamonde Investissements Financiers Inc., 9356-8988 Québec Inc., Germain Lamonde, and Philippe Morin for the per Subordinate Voting Share consideration of $6.25 and EXFO became a wholly-owned subsidiary of Purchaser (the “Arrangement”).  The Arrangement was completed on August 27, 2021.

As a result of the Arrangement, the restricted stock units, options and restricted stock awards under the various employee share purchase and incentive plans that formed the subject of the Registration Statements were terminated or amended and restated to take into account the privatization of EXFO and will no longer result in the issuance of Subordinate Voting Shares. The Company hereby removes from registration all Subordinate Voting Shares registered under the Registration Statements that remained unsold (to the extent that they existed) as of the effective time of the Arrangement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized in the Quebec City, Quebec on September 3, 2021.

EXFO, Inc.

By:	/s/ Benoît Ringuette
Name:	Benoît Ringuette
Title:	General Counsel and Corporate Secretary

No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement in reliance upon Rule 478 under the Securities Act of 1933, as amended.